Exhibit 5.1

Goodwin Procter llp The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

March 19, 2025

Plug Power Inc.

125 Vista Boulevard

Slingerlands, New York 12159

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-265488) (as amended or supplemented, the “Registration Statement”) filed on June 8, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and/or sale from time to time of, among other securities, common stock, par value $0.01 per share (the “Common Stock”), and warrants to purchase shares of Common Stock, of Plug Power Inc., a Delaware corporation (the “Company”). The Registration Statement became effective upon filing with the Commission on June 8, 2022. Reference is made to our opinion letter dated June 8, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 19, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 46,500,000 shares (the “Shares”) of the Company’s Common Stock, (ii) 138,930,464 pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”), (iii) warrants to purchase 185,430,464 shares of Common Stock (the “Warrants”), and (iv) shares issuable upon the exercise of the Pre-Funded Warrants and Warrants (such shares, the “Warrant Shares” and, together with the Shares, Pre-Funded Warrants and Warrants, the “Securities”), covered by the Registration Statement. The Shares, Pre-Funded Warrants and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement, dated March 19, 2025 (the “Underwriting Agreement”), by and between the Company and Oppenheimer & Co. Inc., as representative of the several underwriters named in Schedule I thereto.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth in numbered paragraph 3 below, we have assumed that before the Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation), such that the number of unissued shares of Common Stock authorized under the Certificate of Incorporation is less than the number of Warrant Shares.

The opinions set forth below are limited to the Delaware General Corporation Law and, with respect to numbered paragraph 2, the law of the State of New York. Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized by the Company and, when the Warrants are executed by the Company and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

3.	The Warrant Shares have been duly authorized by the Company and, when issued, delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated March 19, 2025 (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP